                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only
  (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      AMERICAN COMMUNITY BANCSHARES, Inc.
               (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4) Date Filed:

                      AMERICAN COMMUNITY BANCSHARES, INC.
                         2593 West Roosevelt Boulevard
                         Monroe, North Carolina 28110
                                (704) 225-8444


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ----------------------------------------

                                  To Be Held

                                April 17, 2001


NOTICE is hereby given that the Annual Meeting of Shareholders of American Community Bancshares, Inc. (the "Company") will be held as follows:

     Place:    American Community Bank
               2593 West Roosevelt Boulevard
               Monroe, North Carolina

     Date:     April 17, 2001

     Time:     10:00 a.m.

The purposes of the meeting are:

     1.   To elect eight members of the Board of Directors for one year terms.

     2. To approve the American Community Bancshares, Inc. 2001 Incentive Stock Option Plan.

     3. To ratify the appointment of Dixon Odom PLLC as the Company's independent public accountants for 2001.

     4. To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.


                                    By Order of the Board of Directors

                                    /s/ Randy P. Helton

                                    Randy P. Helton
                                    President and Chief Executive Officer

March 9, 2001

                      AMERICAN COMMUNITY BANCSHARES, INC.
                         2593 West Roosevelt Boulevard
                         Monroe, North Carolina 28110
                                (704) 225-8444

                                PROXY STATEMENT

                    Mailing Date: On or about March 9, 2001

                        ANNUAL MEETING OF SHAREHOLDERS
                        ------------------------------

                                  To Be Held

                                April 17, 2001


General

         This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of American Community Bancshares, Inc. (the "Company") for the 2001 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at American Community Bank, 2593 West Roosevelt Boulevard, Monroe, North Carolina, at 10:00 a.m. on Tuesday, April 17, 2001, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

         Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are William R. Adcock, Richard M. Cochrane, and W. Farrell Richardson. Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of
                                                    ---
the eight nominees for director named in Proposal 1 below and FOR Proposals 2
                                                              ---
and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Dan R. Ellis, Jr., Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

         The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by the Company's officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's common stock.

Record Date

         The close of business on February 21, 2001, has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

         The voting securities of the Company are the shares of its common stock, par value $1.00 per share, of which 9,000,000 shares are authorized and preferred stock, no par value, of which 1,000,000 shares are authorized. At December 31, 2000, there were 1,492,063 shares of common stock and no shares of preferred stock outstanding. There are approximately 1,650 holders of record of the Company's common stock.

Voting Procedures; Votes Required for Approval

         Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

         In the case of Proposal 1 below, the eight directors receiving the greatest number of votes shall be elected.

         In the case of Proposals 2 and 3 below, for such proposals to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposals. Abstentions and broker non-votes will have no effect.

Ownership of Voting Securities

         As of December 31, 2000, no shareholder known to management owned more than 5% of the Company's common stock.

         As of December 31, 2000, the beneficial ownership of the Company's common stock, by directors individually, and by directors and executive officers as a group, was as follows:

      NAME AND ADDRESS
            OF                    AMOUNT AND NATURE OF         PERCENT OF
      BENEFICIAL OWNER        BENEFICIAL OWNERSHIP /(1)(2)/    CLASS /(3)/
      ----------------        --------------------             -----
       Thomas J. Hall                  24,790                    1.49
        Charlotte, NC

       Larry S. Helms                  24,919                    1.50
         Monroe, NC

       Randy P. Helton             33,446 / 1,000/(4)/           2.01
        Charlotte, NC

       Kenneth W. Long                  56,138                   3.37
         Monroe, NC

     L. Steven Phillips            33,716 / 2,000/(4)/           2.02
        Charlotte, NC

       Alison J. Smith              240 / 10,500/(4)/            0.01
        Charlotte, NC

      David D. Whitley                  20,292                   1.22
         Monroe, NC

      Gregory N. Wylie            29,750 / 12,318/(4)/           1.79
         Monroe, NC

 All Directors and Executive
   Officers as a Group (17
          persons)                    250,020/(4)/              15.37

     (1) Except as otherwise noted, to the best knowledge of the Company's management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Helton--720 shares; Mr. Long--240 shares; Mr. Whitley--4,327 shares.

     (2) Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company: Mr. Hall- 12,790 shares, Mr. Helms - 12, 919 shares, Mr. Helton - 22,484 shares, Mr. Long - 29,106 shares, Mr. Phillips - 17,396 shares, Mr. Whitley - 10,470 shares, and Mr. Wylie - 15,350 shares.

     (3) The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 1,492,063 shares of common stock outstanding as of December 31, 2000, and (ii) 134,464 options exercisable within 60 days of December 31, 2000.

     (4) The individual director and total beneficial ownership totals do not include the following shares purchased through the Company's stock offering which closed on February 28,

2001: Mr. Helton - 1,000 shares, Mr. Phillips -2,000 shares, Ms. Smith -10,500 shares, Mr. Wylie - 12,318 shares and 6,264 shares purchased by executive officers or 32,082 shares in aggregate.

                       PROPOSAL 1: ELECTION OF DIRECTORS
                       ---------------------------------

     The Board of Directors has set the number of directors of the Company at eight and recommends that shareholders vote for each of the directors listed below for the term of one year:

                          Position(s)       Director                 Principal Occupation and Business
Name and Age                  Held           Since                    Experience During Past 5 Years
-------------                 ----           -----                    ------------------------------
Thomas J. Hall              Director          2000     President, Hall Group, Inc., Charlotte, NC (real estate
(53)                                                   holding company).

Larry S. Helms              Director          2000     Owner, Larry S. Helms and Associates, Monroe, NC (insurance).
(55)

Randy P. Helton            Director,          2000     President and Chief Executive Officer of the Company; former
(45)                     President and                 Vice  President of the Private Banking Group, First Union
                        Chief Executive                National Bank, Charlotte, NC.
                            Officer
Kenneth W. Long         Chairman of the       2000     Chief Executive Officer, Click Tactics, Inc., Duluth, GA
(52)                   Board of Directors              (Internet direct marketing).

L. Steven Phillips          Director          2000     Chief Executive Officer, Charlotte GreenCorp, Inc.,
(50)                                                   Charlotte, NC (landscape consultant).

Alison J. Smith             Director          2000     President, Smith Capital, Inc., Charlotte, NC (financial
(46)                                                   advisory, investment banking).

David D. Whitley            Director          2000     President, Whitley Mortgage Associates, Inc., Monroe, NC
(54)                                                   (mortgage broker and origination).

Gregory N. Wylie            Director          2000     Chief Executive Officer, Metro Marketing, Inc., Charlotte,
(46)                                                   NC (specialty food brokerage).

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF
                                                               ---
THE EIGHT NOMINEES FOR DIRECTOR OF THE COMPANY FOR THE TERMS AS INDICATED.

         In addition to the above-mentioned directors, the following individuals serve as directors of American Community Bank (the "Bank").

                              American
                              Community
                                Bank
                              Director        Term                        Principal Occupation and
Name and Age                    Since        Expires             Business Experience During Past Five Years
------------                    -----        -------             ------------------------------------------
Zebulon Morris, Jr.             1998          2003      President, Morris Enterprises, Incorporated, Charlotte, NC
(62)                                                    (real estate holding company).

L. Carlton Tyson                1998          2003      President, Tyson Group, Monroe, NC (real estate
(58)                                                    development).

H.L. "Ben"  Williams            1998          2001      Private Investor; former Chief Executive Officer, Monroe
(55)                                                    Appearance Corporation, Monroe, NC.

Director Relationships

         No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

         The Company's Board of Directors held 11 regular meetings in 2000. The Company does not have a Nominating Committee. Functions typically performed by the Nominating Committee are performed by the full Board.

         The Boards of the Company and the Bank have several standing committees. The Bank has a Compensation Committee. The Company and its Bank have a combined Audit Committee.

         Compensation Committee. The members of the compensation committee include Larry S. Helms, Gregory W. Wylie, L. Steven Phillips, Kenneth W. Long, and Randy P. Helton (non-voting member). The Compensation Committee reviews and approves all salaries and benefits of Bank personnel. The Compensation Committee met four (4) times in 2000.

                         Report of the Audit Committee

         The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company's independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company's and its subsidiary's internal audit programs.

         During the course of its examination of the Company's audit process in 2000, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Dixon Odom PLLC, all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Dixon Odom PLLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Odom PLLC their independence.

         Based on the review and discussions above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's annual report on Form 10-KSB for the year ended December 31, 2000 for filing with the SEC.

         The Audit Committee has written a charter which is attached as Exhibit
A. The Audit Committee members are "independent" as defined by the NASDAQ listing standards. The Company's common stock is listed for trading on the NASDAQ SmallCap Market.

         The Audit Committee has considered whether the principal accountant's provision of the information technology services and other non-audit services to the Company is compatible with maintaining independence of Dixon Odom PLLC. The Audit Committee has determined that it is compatible with maintaining the independence of Dixon Odom PLLC.

         This report is submitted by the Audit Committee:

                         L. Steven Phillips, Chairman
                        H.L. "Ben" Williams, Secretary
                                Thomas J. Hall
                              Zebulon Morris, Jr.
                               L. Carlton Tyson

Director Compensation

         Board Fees. Directors received $300 for each Board meeting attended and $100 for each committee meeting attended.

         1999 Nonstatutory Stock Option Plan for Directors. The shareholders of the Bank at the 1999 annual meeting approved the 1999 Nonstatutory Stock Option Plan for Directors (the "Nonstatutory Option Plan") pursuant to which options covering 124,338 shares of the Bank's Common Stock were available for issuance to members of the Board of Directors and the board of any subsidiary. In connection with the reorganization of the Bank into the holding company form which resulted in the creation of the Company, the Nonstatutory Option Plan was adopted by the Company and options under such plan are now options of the Company. On April 14, 1999, all 124,338 options were granted under the Nonstatutory Option Plan at the exercise price of $11.00 per share which was the fair market value on the date of grant. The exercise price is currently $9.17 as a result of a 20% stock dividend effected in the fourth quarter of 1999.

Executive Officers

         Set forth below is certain information regarding the Company's executive officers.

                                       POSITION
                                        WITH
NAME                           AGE     COMPANY                              BUSINESS EXPERIENCE
----                           ---     -------                              -------------------
Randy P. Helton                 45     Director,        Former Vice President of the Private Banking Group, First
                                       President and    Union National Bank, Charlotte, NC. Mr. Helton has 22
                                       Chief            years of banking experience.
                                       Executive
                                       Officer

Dan R. Ellis, Jr.               45     Chief            Certified Public Accountant; former Partner, AccuPointe,
                                       Financial        Inc., Monroe, NC; former Vice President and Chief
                                       Officer and      Financial Officer, Coresource, Inc., Charlotte, NC; former
                                       Senior Vice      Senior Auditor, McGladrey Pullen, Charlotte, NC.
                                       President

W. R. "Randy" Adcock            44     Senior Vice      Former Vice President and Commercial Loan Officer, Bank of
                                       President and    Union (now First Charter National Bank), Monroe, NC. Mr.
                                       Monroe City      Adcock has 22 years of banking experience.
                                       Executive

Steven L. Barnes                45     Senior Vice      Former Vice President and Loan Officer, First Charter
                                       President and    National Bank, Indian Trail, NC. Mr. Barnes has 18 years
                                       Indian Trail     of banking experience.
                                       City Executive

Richard M. Cochrane             48     Senior Vice      Former Commercial Loan Officer, SouthTrust Bank of North
                                       President and    Carolina, Mint Hill, NC. Mr. Cochrane has 22 years of
                                       Matthews/Mint    banking experience.
                                       Hill City
                                       Executive

Jeff N. Coley                   41     Senior Vice      Former Branch Manager, BB&T, Marshville, NC. Mr. Coley
                                       President and    has 22 years of banking experience.
                                       Marshville
                                       City Executive

Dwight Henry                    62     Senior Vice      Former Commercial Loan Officer, First Charter National
                                       President and    Bank, Oakdale, NC. Mr. Henry has 29 years of banking
                                       Mountain         experience.
                                       Island City
                                       Executive

Mary Margaret Nance             48     Senior Vice      Former Compliance and Loan Review Officer, Bank of Union
                                       President and    (now First Charter National Bank), Monroe, NC. Ms. Nance
                                       Operations       has 18 years of banking experience.
                                       Officer

W. Farrell Richardson           60     Senior Vice      Former Vice President and Branch Manager, Bank of Union
                                       President and    (now First Charter National Bank), Indian Trail, NC. Mr.
                                       Regional         Richardson has 31 years of banking experience.

                                       POSITION
                                        WITH
NAME                           AGE     COMPANY                              BUSINESS EXPERIENCE
----                           ---     -------                              -------------------
                                       Business
                                       Development
                                       Officer

Donald A.  Singleton            48     Senior Credit    Former Vice President, Wachovia Mortgage Company; former
                                       Lender and       Vice President, Real Estate Loan Officer and Assistant
                                       Senior Vice      Credit  Administrator, United Carolina Bank. Mr. Singleton
                                       President        has 28 years of banking experience.

         Executive Compensation. The Bank has entered into an employment agreement with Randy P. Helton, President and Chief Executive Officer (dated April 15, 1998), to establish his duties and compensation and to provide for his continued employment with the Bank. The employment agreement provides for an initial term of employment of five years. The employment agreement provides for an annual base salary of $110,000 to be reviewed by the Board of Directors not less often than annually. In addition, the employment agreement provides for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officer's office or made available to all other employees. The employment agreement provides that the officer may be terminated for cause, as defined in the employment agreement, by the Bank, and otherwise be terminated by the Bank (subject to vested rights) or by the officer. The employment agreement provides that in the event of a "termination event" following a change in control of the Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation and (ii) the term of the agreement shall be not less than 36 months from the employee's notice of termination of the agreement. A "termination event" will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee's annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee's life insurance, medical or hospitalization insurance, disability insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location outside of Monroe, North Carolina without the employee's express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

         The following table shows the cash and certain other compensation paid to or received or deferred by Randy P. Helton for services in all capacities during 2000, 1999, 1998. No other current executive officer of the Bank received compensation for 2000 which exceeded $100,000. Mr. Helton does not receive any additional compensation as President and Chief Executive Officer of the Company.

                           SUMMARY COMPENSATION TABLE

                                               Annual Compensation             Long-Term Compensation
                                               -------------------             ----------------------
                                                                                  Awards                Payouts
                                                                                  ------                -------
                                                                                                                All
                                                               Other                                           Other
                                                               Annual     Restricted                          Compen-
                                                            Compensation    Stock                   LTIP       sation
Name  and Principal Position       Year    Salary   Bonus       (1)        Awards      Options     Payouts      (2)
-----------------------------      ----    ------   -----       ---        ------      -------     -------      ---
Randy P. Helton, President and     2000   $150,000   -0-        -0-          -0-         -0-         -0-       $3,947
Chief Executive Officer of the     1999   $116,000   -0-        -0-          -0-       65,684        -0-       $2,146
Company and the Bank               1998   $110,000   -0-        -0-          -0-         -0-         -0-        -0-

     (1) Perquisites and other personal benefits paid to Mr. Helton did not exceed 10% of his total salary paid in 2000, 1999, or 1998.

     (2)  Includes life insurance premiums and Bank contributions to 401(k)
          Plan.

Stock Options

     The following table sets forth information with regard to stock options granted under the Bank's 1999 Incentive Stock Option Plan which, upon the organization of the Company, was adopted as the Incentive Stock Option Plan of the Company. No options were granted during the fiscal year ended December 31, 2000.

                Aggregated Option Exercises in Fiscal Year 2000
                        And Fiscal Year End Option Values


                                                              Number of Securities              Value of Unexercised
                                                             Underlying Unexercised                 In-the-Money
                              Shares                         Options at December 31,          Options at December 31,
                             Acquired                                 2000                            2000/(1)/
                                on          Value          ----------------------------     -----------------------------
           Name              Exercise      Realized         Exercisable/Unexercisable        Exercisable/Unexercisable
           ----              --------      --------
                                                           ----------------------------     -----------------------------
     Randy P. Helton            -0-          -0-                 22,484 / 43,200                      -- / --

     (1)  The Company's stock price on December 31, 2000 was $8.00 per share.


401(k) Savings Plan

          In 1999, the Bank adopted a tax-qualified savings plan (the "Savings Plan") which covers all current full-time employees and any new full-time employees who have been employed for twelve months and who have attained the age of twenty-one. Under the Savings Plan, a participating employee may contribute up to 20% of his or her base salary (not to exceed $10,000) on a tax-deferred basis through salary reduction as permitted under the Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Bank is required to make a safe harbor contribution of 3% of the employee's compensation under the Savings Plan. A participant's contributions and the Bank's safe harbor contribution under the Savings Plan will be held in trust accounts for the benefit of participants. A participant is at all times 100% vested with respect to his or her own contributions and the Bank's safe harbor contributions under the Savings Plan. The Bank may make additional discretionary contributions that vest completely after completing six years of service with the Bank. The value of a participant's accounts under the Savings Plan becomes payable to him or her in full upon retirement, total or permanent disability or termination of employment for any other reason, or becomes payable to a designated beneficiary upon a participant's death. The Savings Plan also will contain provisions for withdrawals in the event of certain hardships. A participant's contributions, safe harbor and discretionary contributions of the Bank, and any income accrued on such contributions, are not subject to federal or state taxes until such time as the participant withdraws them.

Indebtedness of and Transactions with Management

         The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         L. Carlton Tyson's realty company, L.C. Tyson Construction, Inc., constructed the Company's headquarters building in Monroe, North Carolina on property owned by Mr. Tyson. The first floor is leased to the Bank from TyPar Realty, Inc. for 30 years (11,250 square feet) at a rental of $19,237 per month, subject to 7% increases every five years. The Bank obtained an independent third party appraisal of the lease and believes its terms are fair and reasonable. The Bank also leases from TyPar Realty, Inc. 3,494 square feet on the second floor of the headquarters building for an initial term of 5 years at a rental of $5,206 per month. The lease includes two five-year extension options subject to 14% increases upon exercise of each option. The Bank believes the terms of this lease are fair and reasonable. Also, as low bidder in a sealed bid process, L.C. Tyson Construction, Inc. was awarded the construction contract for the Bank's permanent building in Marshville.

         All such transactions have been negotiated on an arms-length basis at terms no more favorable than would otherwise be obtained from an independent third party.

          PROPOSAL 2:  APPROVAL OF 2001 INCENTIVE STOCK OPTION PLAN
          ---------------------------------------------------------

         During February 2001, the Board approved the American Community Bancshares, Inc. 2001 Incentive Stock Option Plan (the "Incentive Option Plan") which provides for the issuance of options to purchase shares of the Company's common stock ("Incentive Options") to officers and other full-time employees of the Company and its subsidiaries, if any (the "Optionees"), including the Company's executive officer(s), who are also directors of the Company. The purpose of the Incentive Option Plan generally is to assist the Company in attracting and retaining employees whose interests are the same as those of shareholders, and to provide an additional incentive for employees to whom Incentive Options are granted to perform at levels that will enhance the Company's financial performance and shareholder value. The Board's approval of the Incentive Option Plan is subject to approval by the Company's shareholders.

         The Incentive Option Plan will be administered by the Compensation Committee of the Board (the "Committee") and generally provides for the issuance and sale of an aggregate of 82,000 shares of the Company's common stock (subject to adjustment as described below) upon the exercise of Incentive Options. The Committee is authorized to determine the persons to whom and numbers of shares for which Incentive Options will be granted, to interpret and construe the terms and provisions of the Incentive Option Plan and to make rules and other determinations relating to and reasonable or advisable in administering the Incentive Option Plan. The Incentive Option Plan provides that, to the extent permitted by applicable law, members of the Committee will be indemnified by the Company for certain legal expenses and liability incurred in connection with the administration of the Incentive Option Plan.

         The price per share (the "Exercise Price") of common stock covered by each Incentive Option granted shall be set by the Committee at the time the Incentive Option is granted, but shall not be less than 100% of the fair market value (as determined by the Committee) of a share of common stock at the time the Incentive Option is granted (or 110% in the case of an Incentive Option granted to an Optionee who owns more than 10% of the voting power of the Company's common stock). The fair market value of a share of common stock at the date of grant shall be determined according to the Incentive Option Plan in the following manner: (1) if on the date of grant the common stock of the Company is traded on a securities exchange, the fair market value will be equal to the mean of the closing sales price as reported on each of the five trading days immediately preceding the date of grant, provided that if a closing sales price is not reported for each of the five trading days immediately preceding the date of grant, the fair market value shall be equal to the mean of the closing sales prices on those trading days for which such price is available; (2) if the common stock of the Company is not listed on any exchange or no closing sales prices are reported on an exchange, but quotations for the common stock are regularly listed on the NASDAQ or another comparable system, the fair market value shall be equal to the mean of the average of the closing bid and asked prices as quoted on such system for each of the five trading days preceding the date of grant, provided that if closing bid and asked prices are not available for each of the five trading days, the fair market value shall be equal to the mean of the average of the closing bid and asked prices on those trading days during the five-day period for which such prices are available; or (3) if the common stock is not quoted on NASDAQ or another comparable system, or no such quotations are available on NASDAQ, the fair market value shall be the average of the closing bid and asked prices furnished by a professional securities dealer making a market in the shares of common stock, as selected by the Committee, for the trading date first preceding the date of grant. If the Committee determines that the price as determined above does not represent the fair market value of the shares of common stock on the date of grant, the Committee may then consider such other factors as it deems appropriate in determining the fair market value.

         Each Incentive Option will become exercisable as specified by the Committee at the time of grant and will expire and may not thereafter be exercised after the earlier of: (i) the expiration date set by the Committee at the time of grant (which in any event may be no more than five years in the case of an Incentive Option granted to an Optionee who owns more than 10% of the voting power of the Company's common stock or, in the case of all other Optionees, no more than 10 years after the date of grant); (ii) the date the Optionee resigns or on which his or her employment is terminated for "cause" (as defined in the Incentive Option Plan); (iii) three months following the termination of the Optionee's employment as a result of retirement or following a "change in control"; (iv) 12 months following termination of the Optionee's employment as a result of his or her disability; or (v) 12 months after Optionee's death: (1) while employed; (2) during the three months after Optionee's termination as a result of Optionee's retirement or following a "change in control"; or (3) during the 12 months after Optionee's termination as a result of disability; but in any event, no later than the end of the option period provided in the Optionee's option agreement. The aggregate fair market value (determined as of the date of grant) of common stock for which such Incentive Options may be exercised for the first time in any calendar year may not exceed $100,000, and in connection with any Incentive Option granted, the Committee may impose such other restrictions or conditions as it may deem appropriate. Incentive Options are subject to a five year vesting schedule whereby 20% of the options granted vest each year following the date of grant.

         No monetary consideration will be received by the Company upon the grant of an Incentive Option. In order to exercise an Incentive Option, the Optionee must give the Company written notice of exercise and pay the aggregate exercise price for shares being purchased. Such payment may be made in cash or in shares of the common stock of the Company. Optionees will have no rights as shareholders of the Company with respect to any shares covered by Incentive Options granted to them until those Incentive Options have been exercised and the exercise price of such shares has been paid to the Company. The market value of the 82,000 shares of common stock reserved for issuance under the Incentive Option Plan, had they been outstanding on December 31, 2000 would have been $656,000.

         In the event of increases, decreases or changes in the Company's outstanding common stock resulting from a stock dividend, recapitalization, reclassification, stock split, combination or similar event, or resulting from an exchange of shares or merger or other reorganization in which the Company is the surviving entity, then the Committee shall make equitable proportionate adjustments in the aggregate number and kind of shares under the Incentive Option Plan, the number and kind of shares covered by each then outstanding Incentive Option, and in the Exercise Price of each unexercised Incentive Option. Unless amended by the Committee, the standard Incentive Option Agreement (the "Agreement") shall be binding upon any successor to the Company. However, except upon a "change in control" (as defined in the Agreement), the Incentive Option Plan and any options granted thereunder shall terminate upon the effective date of the Company's dissolution or liquidation.

         The Board may, from time to time, amend, modify, suspend, terminate or discontinue the Incentive Option Plan without notice. However, no such action will adversely affect any Optionee's rights under any then outstanding Incentive Option without such Optionee's prior written consent, and, except as shall be required to comport with changes in the Code. Any modification or amendment of the Incentive Option Plan that (a) increases the aggregate number of shares of common stock covered by the Incentive Option Plan, (b) changes the provisions of the Incentive Option Plan with respect to the determination of persons to whom Incentive Options may be granted, or (c) otherwise materially increases the benefits accruing to Optionee's under the Incentive Option Plan, shall be subject to the approval of Company's shareholders. Consistent with the terms of the Incentive Option Plan, the Board may modify any outstanding Incentive Option pursuant to a written agreement with the Optionee.

         Incentive Options granted under the Incentive Option Plan are intended to qualify for certain favorable income tax treatment. Under the Internal Revenue Code, an Optionee is not taxed in the year in which an Incentive Option is exercised. If an Optionee holds stock purchased upon the exercise of an Incentive Option for a period of at least two years following the date of grant and at least one year from the date the Incentive Option is exercised (or dies while owning the stock) then, upon disposition of the stock (or upon death while owning the stock), he or she will realize capital gain equal to the excess of the sale price of the stock over the exercise price. If the Optionee disposes of the stock before the holding periods have expired, the excess of the fair market value of the stock at the time the Incentive Option was exercised over the exercise price will be treated as ordinary income. The Company will not be permitted to take a tax deduction at any time in connection with Incentive Options unless stock purchased upon exercise is disposed of prior to expiration of the two holding periods. At its discretion, the Board may withhold from an Optionee's salary or any other amount due to such Optionee (or from shares being purchased upon the exercise of an Incentive Option) the amount of any required tax withholdings for which the Company is responsible.

         No options will be granted to employees under the Incentive Option Plan until approval of the Incentive Option Plan by the Company's shareholders.

         A copy of the Incentive Option Plan is on file and may be inspected by any shareholder at the Company's office in Monroe, North Carolina, and a copy will be available for inspection by any shareholder at the Annual Meeting. Additionally, any shareholder wishing to receive a copy of the Incentive Option Plan free of charge should contact Dan R. Ellis, Jr., Secretary of the Company, at P.O. Box 5035, Monroe, North Carolina 28111.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL
                                                                   ---
2 APPROVING OF THE AMERICAN COMMUNITY BANCSHARES, INC. 2001 INCENTIVE STOCK OPTION PLAN.

         PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
         ----------------------------------------------------------

         The Board of Directors has appointed the firm of Dixon Odom PLLC, Certified Public Accountants, as the Company's independent public accountants for 2001. A representative of Dixon Odom PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

         The Bank has paid Dixon Odom PLLC fees in connection with its assistance in the Company's annual audit and review of the Company's financial statements. Sometimes the Bank engages Dixon Odom PLLC to assist in other areas of financial planning. The following table sets forth the fees paid to Dixon Odom PLLC in various categories in 2000.

         Category                                                                            Amount Paid
         --------                                                                            -----------
         Audit Fees:                                                                           $27,000

         Financial Information System Design and Implementation Fees:                               --

         All Other Fees:                                                                        10,000
                                                                                               -------

         Total Fees Paid:                                                                      $37,000
                                                                                               =======

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
                                                                   ---
RATIFICATION OF DIXON ODOM PLLC AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS
                                 -------------

         The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

                       PROPOSALS FOR 2002 ANNUAL MEETING
                       ---------------------------------

         It is anticipated that the 2002 Annual Meeting will be held on a date during April 2002. Any proposal of a shareholder which is intended to be presented at the 2002 Annual Meeting must be received by the Company at its main office in Monroe, North Carolina no later than November 15, 2001, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2002 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 15, 2002 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

                                   Exhibit A
                                   ---------

                      AMERICAN COMMUNITY BANCSHARES, INC.
                            AMERICAN COMMUNITY BANK
                            AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. Members of the Audit Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Audit Committee and at least one member shall have accounting, related financial management expertise, or other comparable experience or background that results in the individual's financial sophistication.

Statement of Policy

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other operating controls of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, the financial management and other employees of the Company.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices and other operating controls of the Company are of high quality and are in accordance with all requirements.

In carrying out these responsibilities, the Audit Committee will:

 .    Select, evaluate, and where appropriate, replace the independent auditors to audit the financial statements of the Company and its subsidiaries. In doing so, obtain disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discuss with the auditors the auditors' independence. The independent auditors are to be accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders.

 .    Review the scope of the audit and the audit procedures utilized.

 .    Review with the independent auditors, the internal auditor and the
     Company's financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company. Emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

 .    Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

 .    Be available to the independent auditors during the year for consultation purposes.

 .    Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented.

 .    Review with management and the independent accountants the Company's financial disclosure documents, including all annual and quarterly financial statements and reports filed with the Federal Deposit Insurance Corporation or sent to stockholders. Following the satisfactory completion of each year-end review, recommend to the Board the inclusion of the audited financial statements in the Company's filing on Form 10-KSB. The year-end review shall include any significant problems and material disputes between management and the independent accountants and a discussion with the independent accountants out of management's presence of the quality of the Company's accounting principles as applied in its financial reporting, the clarity of the Company's financial disclosures and degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates, and a frank and open discussion of other significant decisions made by management in, preparing the financial disclosure. With respect to the independent accountants' reviews of quarterly reports on Form 10-QSB, communication from the independent accountants may be received on behalf of the Audit Committee by the Committee Chair, who will report thereon to the full Audit Committee at its next meeting.

 .    Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

 .    Receive reports or summaries of findings from completed internal audits, together with management responses, and monitor progress of the proposed internal audit plan, with explanations for any deviations from the original plan.

 .    Prepare the reports required by the rules of the applicable regulatory authorities to be included in the Company's annual proxy statement.

 .    Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

 .    Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

REVOCABLE PROXY

                      AMERICAN COMMUNITY BANCSHARES, INC.
                         2593 West Roosevelt Boulevard
                         Monroe, North Carolina 28110

                             APPOINTMENT OF PROXY
                        SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints William R. Adcock, Richard M. Cochrane, and W. Farrell Richardson (the "Proxies"), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of American Community Bancshares, Inc. (the "Company") held of record by the undersigned on February 21, 2001, at the Annual Meeting of Shareholders of the Company to be held at American Community Bank, 2593 West Roosevelt Boulevard, Monroe, North Carolina, at 10:00 a.m. on April 17, 2001, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this Appointment of Proxy be voted as follows on the proposals listed below:

1. ELECTION OF DIRECTORS: Proposal to elect eight directors of the Company for one- year terms or until their successors are duly elected and qualified.

          ____  FOR all nominees listed below                 ____   WITHHOLD AUTHORITY
                (except as indicated otherwise below).               to vote for all nominees listed below

                                             Nominees:

                Thomas J. Hall                                    Larry S. Helms
                Randy P. Helton                                   Kenneth W. Long
                L. Steven Phillips                                Alison J. Smith
                David D. Whitley                                  Gregory N. Wylie

     Instruction: To withhold authority to vote for one or more nominees, write that nominee's name on the line below.

     ___________________________________________________________________________

2. APPROVAL OF INCENTIVE STOCK OPTION PLAN: Proposal to approve the Company's 2001 Incentive Stock Option Plan.

          ____ FOR               ____  AGAINST             ____  ABSTAIN

3. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Odom PLLC as the Company's independent accountants for 2001.

          ____ FOR               ____  AGAINST             ____  ABSTAIN

4. OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this Appointment of Proxy in accordance with their best judgment.

     PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND RETURN TO AMERICAN COMMUNITY BANCSHARES, INC.

     THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE, AND FOR PROPOSALS 2 AND 3. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.


                              Date: _________________________________, 2001


                              _______________________________________(SEAL)
                              (Signature)

                              _______________________________________(SEAL)
                              (Signature, if shares held jointly)

                              Instruction:  Please sign above exactly as your
                                                              -------
                              name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or
                                                      ----
                              other persons signing in a representative capacity should indicate the capacity in which they are signing.



IMPORTANT: TO INSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.


          PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD
          -----------------------------------------------------------
                           IN THE ENCLOSED ENVELOPE
                           ------------------------

                      AMERICAN COMMUNITY BANCSHARES, INC.

                            AMERICAN COMMUNITY BANK

                              2000 ANNUAL REPORT

AMERICAN COMMUNITY BANCSHARES, INC.
================================================================================


TABLE OF CONTENTS

                                                                                                              Page No.
                                                                                                              --------
President's Letter.......................................................................................        1

Selected Financial and Other Data........................................................................        3

Management's Discussion and Analysis.....................................................................        4

Independent Auditors' Report.............................................................................       11

Consolidated Balance Sheets..............................................................................       12

Consolidated Statements of Operations....................................................................       13

Consolidated Statements of Stockholders' Equity..........................................................       14

Consolidated Statements of Cash Flows....................................................................       15

Notes to Consolidated Financial Statements...............................................................       16

Management and Bank Personnel............................................................................       32

Market for the Common Stock..............................................................................       33

General Corporate Information............................................................................       34

                               President's Letter

We are proud to look back upon the year 2000 as a year of great accomplishments for our Bank. We accomplished many of the goals that we had set for ourselves and look to 2001 with great anticipation. We recently returned from our 2001 planning conference, and I am more excited than ever about our great employees and our shared vision to make American Community Bank the most successful bank in Union and Mecklenburg Counties.

Looking back over the year, it is difficult to believe we achieved so much in one year. Outlined below are some of the many accomplishments and new initiatives for the year.

 .    We opened three new branch offices - the Monroe SuperWalmart, Marshville, and Mint Hill area of Charlotte.

 .    Formed a Bank Holding Company- American Community Bancshares and qualified for a NASDAQ Small Cap listing- ACBA.

 .    Introduced Next Day Net, a factoring program for small businesses.

 .    Initiated the Giro Paisano Program (Hispanic Money Transfer Service) at our
     Wal-Mart location.

 .    Reached $145 Million in Assets and initiated a secondary stock offering of
     American Community Bancshares' common stock.

We were also active in our communities sponsoring the Blooming Arts Festival, Union County Special Olympics, Second Annual Southern Gospel Singing Reunion, Marshville Boll Weevil Festival, and the Mint Hill Madness Festival.

Since the beginning of the year, we have opened our seventh office in west Charlotte in the Mountain Island area, moved into our permanent building in Marshville and formed a strategic alliance to open an investment center in our Monroe main office with Salomon Smith Barney. As you can see, we continue to move forward by providing convenient locations, innovative products, and more importantly initiating events that we believe enhance shareholder value.

Our mortgage and factoring unit continued to enhance our income in 2000 with a total non-interest income of $493,000, which represents 10% of total income. We will continue to focus on non-interest income as a way to supplement interest income.

Our last quarter of 2000 produced a profit of $169,749 compared to a ($154,342) net loss for the period ending December 31, 1999. Profit per share for the fourth quarter was $.11 compared to a ($.10) loss for the prior year period.

For the year ended December 31, 2000, American Community Bank had a net loss of ($108,006) compared to a net loss of ($900,109) for the year ended December 31, 1999. The loss per share for the twelve-month periods was ($.07) and ($.60), respectively. Per share data for the 1999 period has been adjusted to reflect the 20% stock dividend paid during the fourth quarter of 1999.

Total assets as of December 31, 2000 were $140.8 million, an increase of $67.2 million or 91% compared to December 31, 1999. Total loans at the end of the year were $108.0 million and total deposits were $122.0 million, reflecting increases of 85% and 122%, respectively when compared to December 31, 1999.

Our credit quality, which is of utmost importance, continues to be exemplary with a past due percentage of less than one-quarter of one percent. We credit this to our professional and qualified lending staff that takes a personal interest in every loan they make.

American Community Bancshares also completed a secondary stock offering on February 28, 2001 that raised approximately $1,400,000 in additional capital. We will use this capital to continue to expand our operations and seek opportunities to enhance our franchise. We also believe that in the next several years there will be a continuous consolidation of mid-tier banks and small community banks in our markets. Our goal is to be able to capitalize on the right opportunities at the right time.

We appreciate your continued support and appreciate your comments and suggestions. Thank you for your trust! I pledge that we will continue to work hard to earn that trust.

                                   Very truly yours,

                                   /s/ Randy P. Helton

                                   Randy P. Helton
                                   President & CEO

                      American Community Bancshares, Inc.
                       Selected Financial and Other Data

===================================================================================================================

                                                                                          At or for the Year
                                                                                           Ended December 31,
                                                                                     ------------------------------
                                                                                          2000            1999
                                                                                     -------------    -------------
                                                                                         (In thousands, except
                                                                                            per share data)
Summary of Operations
   Interest income                                                                   $       9,247   $        3,457
   Interest expense                                                                          4,995            1,424
                                                                                     -------------   --------------
   Net interest income                                                                       4,252            2,033
   Provision for loan losses                                                                   636              742
                                                                                     -------------   --------------
   Net interest income after provision for loan losses                                       3,616            1,291
   Non-interest income                                                                         914              493
   Non-interest expense                                                                      4,638            2,684
                                                                                     -------------   --------------
   Loss before income taxes                                                                   (108)            (900)
   Income taxes                                                                                  -                -
                                                                                     -------------   --------------
   Net loss                                                                          $        (108)  $         (900)
                                                                                     =============   ==============

Balance Sheet Information
   Total assets                                                                      $     141,836   $       73,594
   Investments/(1)/                                                                         24,501            8,718
   Loans, net of allowance for loan losses                                                 108,059           58,493
   Deposits                                                                                122,048           54,987
   Borrowings/(2)/                                                                           6,702            6,700
   Stockholders' equity                                                                     12,490           11,553

Per Share Data
   Basic and diluted net loss/(3)(4)/                                                $        (.07)  $         (.60)
                                                                                     =============   ==============

   Book value                                                                        $        7.74   $         7.74
                                                                                     =============   ==============

Selected Other Data
   Return on average assets                                                                   (.10%)          (1.99%)
   Return on average equity                                                                   (.95%)          (7.50%)
   Average equity to average assets                                                          10.69%           26.56%
   Net yield on average interest-earning assets                                               4.28%            4.81%
   Average interest-earning assets to average interest-
      bearing liabilities                                                                   117.42%          146.63%
   Ratio of non-interest expense to average total assets                                      4.35%            5.94%
   Nonperforming assets to total assets                                                        .11%               -
   Nonperforming loans to total loans                                                          .15%               -
   Allowance for loan losses to total loans                                                   1.28%            1.37%
   Number of full service branches in operation                                                  6                3

/(1)/ Consists of interest-earning deposits with banks, investment securities available for sale, and FHLB stock.
/(2)/ Consists of advances from the Federal Home Loan Bank and capital lease obligations.
/(3)/ Adjusted to reflect the dilutive effect of the 20% stock dividend in 1999. /(4)/ Computed based on the weighted average number of shares outstanding during each period.

                       American Community Bancshares, Inc.
                      Management's Discussion and Analysis
================================================================================

Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of American Community Bancshares, Inc. It should be read in conjunction with the audited financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

                            DESCRIPTION OF BUSINESS

In April 2000, American Community Bancshares, Inc. ("Bancshares") was formed as a holding company for American Community Bank ("the Bank"). Upon formation, one share of Bancshares' $1 par value common stock was exchanged for each of the then outstanding 1,492,063 shares of the Bank's $5 par value common stock. Bancshares currently has no operations and conducts no business on its own other than owning the Bank.

The Bank was opened for business as a North Carolina-chartered commercial bank on November 16, 1998. It completed its first full fiscal year on December 31, 1999. The Bank operates out of its main office at 2593 West Roosevelt Boulevard, Monroe, North Carolina. It also operates four other full service branches in Union County and two full service branches in Mecklenburg County for a total of seven offices.

The Bank is a North Carolina-chartered banking corporation. The Bank's lending activities are oriented to the consumer/retail customer as well as the small-to-medium sized business located in the Union and Mecklenburg County areas. The Bank offers commercial, consumer, and mortgage lending products, as well as the ability to structure credit arrangements to fit specialized needs through factoring and other products. The deposit services offered by the Bank include small business and personal checking and savings accounts and certificates of deposit. The Bank concentrates on customer relationships in building its customer deposit base and competes aggressively in the area of transaction accounts. The Bank also offers investment services through a partnership agreement with Salomon Smith Barney investment brokers.

        COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND 1999

At December 31, 2000, the Bank's total assets of $141.8 million included $108.1 million of net loans and $24.3 million of interest-earning deposits and investments. Of the loan portfolio, 8% were personal loans, 9% were credit lines including home equity lines, 32% were commercial loans, and the remaining 51% were collateralized by real estate. The composition of the loan portfolio at December 31, 1999 was 8%, 7%, 38% and 47%, respectively.

The Bank's investments at December 31, 2000 were comprised of interest-earning deposits with the Federal Home Loan Bank of Atlanta with a yield of 6.05%, investment securities with a weighted average yield of 6.75%, and an investment of $250,000 in Federal Home Loan Bank stock.

Total deposits of the Bank at December 31, 2000 were $122.0 million, up from $55.0 million at December 31, 1999. At December 31, 2000, approximately 27% of total deposits were demand accounts, while 73% were time deposits. At December 31, 1999, 35% of the Bank's total deposits were demand deposits while 65% consisted of time deposits.

                       American Community Bancshares, Inc.
                      Management's Discussion and Analysis
================================================================================

During 2000, the Bank maintained the $5.0 million advance from the Federal Home Loan Bank of Atlanta at an average rate of 6.66%. This advance, which matures March 30, 2001, is secured by 1-4 family real estate loans and certain commercial real property. The Bank also maintained the capital lease for its main office. The recorded obligation under this capital lease at December 31, 2000 was $1.7 million.

The Bank began 2000 with total stockholders' equity of $11.6 million. Total equity increased to $12.5 million at December 31, 2000. This increase was due to the net comprehensive loss for 2000 of $108,000 combined with the sale of stock through December 31, 2000 of $1,044,000 under a secondary stock offering which concluded on February 28, 2001.

                  COMPARISON OF RESULTS OF OPERATIONS FOR THE
                    YEARS ENDED DECEMBER 31, 2000 AND 1999

Net Loss. The Bank generated a net loss in 2000 of $108,000 compared to a net loss in 1999 of $900,000. Non-interest expenses of $2.7 million and the provision for loan losses of $742,000 principally impacted the net loss in 1999. Non-interest expenses of $4.6 million and the provision for loan losses of $636,000 principally impacted the net loss in 2000.

Net Interest Income. Net interest income for 2000 was $4.3 million with a related interest rate spread of 3.40%. The Bank's average yield on interest earning assets during the year was 9.30% while the average rate on interest-bearing liabilities was 5.90%. Net interest income for 1999 was $2.0 million with a related interest rate spread of 3.23%. The Bank's average yield on interest earning assets during the year was 8.17% while the average rate on interest-bearing liabilities was 4.94%.

Provision for Loan Losses. The Bank's provision for loan losses in 2000 was $636,000 and in 1999 was $742,000. At December 31, the allowance for loan losses was $1,385,000 for 2000 and $813,000 for 1999, or 1.27% and 1.37%, respectively, of loans outstanding. Management believes the level of the allowance for loan losses is adequate. At December 31, 2000, the Bank had $158,000 of non-accrual loans.

Other Income. Non-interest income in 2000 consists principally of service charges and other fee income including income from mortgage and factoring operations. The Bank has not had any gains or losses on investment security transactions.

Other Expenses. Total non-interest expense increased from $2.7 million in 1999 to $4.6 million in 2000, principally due to operating 6 branches for most of 2000 compared with 3 branches for most of 1999. The increase in branches resulted in an increase in personnel costs, occupancy, and general operating expenses.

Provision for Income Taxes. The Bank had no income tax expense or benefit in 2000 or 1999, principally due to the incurrence of net operating losses and adjustments to the valuation allowance associated with deferred tax assets. It is expected that as the Bank becomes profitable and begins to demonstrate a sustained pattern of profitability, the valuation allowance will be adjusted accordingly with the benefit reflected in net income.

                       American Community Bancshares, Inc.
                      Management's Discussion and Analysis
================================================================================

                          ASSET/LIABILITY MANAGEMENT

The Bank's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

In the absence of other factors, the yield or return associated with the Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time and, conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decline.

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, the Bank calculates an interest rate "gap." Interest rate "gap analysis" is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "positive gap" for a given period means that the amount of interest-earning assets maturing or otherwise repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a "positive gap" would generally be expected, absent the effects of other factors, to experience a decrease in the yield on its assets greater than the decrease in the cost of its liabilities and its income should be negatively affected. Conversely, the cost of funds for an institution with a "positive gap" would generally be expected to increase more slowly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be positively affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "negative gap."

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000, which is projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to pay out over a five-year decay schedule. In making the "gap" computations, standard assumptions regarding prepayment rates and deposit decay rates have been used for interest-earning assets and interest-bearing liabilities. In addition, the table reflects scheduled principal payments, which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                       American Community Bancshares, Inc.
                      Management's Discussion and Analysis
================================================================================

                                                                      Terms to Repricing at December 31, 2000
                                                 ----------------------------------------------------------------------------
                                                                    More Than      More Than
                                                    1 Year          1 Year to     3 Years to       More Than
                                                    or Less          3 Years        5 Years         5 Years         Total
                                                 -------------  ---------------  -------------  -------------  --------------
                                                                         (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans receivable:
     Personal loans                              $       3,912  $         3,004  $       1,413  $          19  $        8,348
     Credit lines                                        9,544              150              -              -           9,694
     Commercial loans                                   20,387            5,711          9,571              4          35,673
     Real estate loans                                  31,002            3,657         19,299          1,771          55,729
   Interest earning deposits                            24,099                -              -              -          24,099
   Investment securities with banks                          -              152              -              -             152
   Stock in FHLB of Atlanta                                  -                -              -            250             250
                                                 -------------  ---------------  -------------  -------------  --------------

         Total interest-earning assets           $      88,944  $        12,674  $      30,283  $       2,044  $      133,945
                                                 =============  ===============  =============  =============  ==============

INTEREST-BEARING LIABILITIES:
   Deposits:
     Interest-bearing demand                     $      14,796  $         4,147  $       2,153  $           -  $       21,096
     Time                                               81,189            7,517             74              -          88,780
   Borrowings/(1)/                                       5,000                -              -          1,702           6,702
                                                 -------------  ---------------  -------------  -------------  --------------

         Total interest-bearing liabilities      $     100,985  $        11,664  $       2,227  $       1,702  $      116,578
                                                 =============  ===============  =============  =============  ==============

INTEREST SENSITIVITY GAP PER
   PERIOD                                        $     (12,041) $         1,010  $      28,056  $         342  $       17,367

CUMULATIVE INTEREST
   SENSITIVITY GAP                               $     (12,041) $       (11,031) $      17,025  $      17,367  $       17,367

CUMULATIVE GAP AS A
   PERCENTAGE OF TOTAL
   INTEREST-EARNING ASSETS                               (8.99%)          (8.24%)        12.71%         12.97%          12.97%

CUMULATIVE INTEREST-EARNING
   ASSETS AS A PERCENTAGE OF
   CUMULATIVE INTEREST
   BEARING LIABILITIES                                   88.08%           90.21%        114.82%        114.90%         114.90%

/(1)/ Includes advances from the Federal Home Loan Bank and capital lease obligations

                      American Community Bancshares, Inc.
                     Management's Discussion and Analysis
================================================================================

                              NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net interest-earning balance"). The following table sets forth information relating to average balances of the Bank's assets and liabilities for the years ended December 31, 2000 and 1999. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the daily average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net interest-earning balance).

                                                      Year Ended December 31, 2000         Year Ended December 31, 1999
                                                 -------------------------------------------------------------------------
                                                 Average                      Average       Average                Average
                                                 Balance        Interest       Rate         Balance     Interest    Rate
                                                 -------------------------------------------------------------------------
                                                         (Dollars in thousands)
Interest-earning assets:
  Loans                                        $   83,730       $  8,314        9.93%     $   33,396    $ 3,062       9.17%
  Investments                                         360             22        6.11%            666         29       4.35%
  Interest-earning deposits                        15,311            911        5.95%          8,228        366       4.45%
                                               ----------       --------        ----      ----------    -------       ----
         Total interest-earning assets             99,401          9,247        9.30%         42,290      3,457       8.17%
                                                                --------        ----                    -------       ----

Other assets                                        7,154                                      2,908
                                               ----------                                 ----------

         Total assets                          $  106,555                                 $   45,198
                                               ==========                                 ==========

Interest-bearing liabilities:
  Deposits                                     $   77,924          4,512        5.79%     $   28,413      1,398       4.92%
  Borrowings                                        6,730            482        7.16%            428         26       6.07%
                                               ----------       --------        ----      ----------    -------       ----

         Total interest-bearing liabilities        84,654          4,994        5.90%         28,841      1,424       4.94%
                                                                --------        ----                    -------       ----
Non-interest-bearing deposits                      10,104                                      4,156
Other liabilities                                     408                                        198
Stockholders' equity                               11,389                                     12,003
                                               ----------                                 ----------

         Total liabilities and
            stockholders' equity               $  106,555                                 $   45,198
                                               ==========                                 ==========

Net interest income
  and interest rate spread                                      $  4,253        3.40%                   $ 2,033       3.23%
                                                                ========        ====                    =======       ====

Net yield on average
  interest-earning assets                                                       4.28%                                 4.81%
                                                                                ====                                  ====

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                      117.42%                                    146.63%
                                               ==========                                 ==========

                      American Community Bancshares, Inc.
                     Management's Discussion and Analysis
================================================================================


                             RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                                                    2000 vs. 1999
                                                 ----------------------------------------------------
                                                              Increase (Decrease) Due To
                                                 ----------------------------------------------------
                                                     Volume              Rate               Total
                                                 --------------     --------------     --------------
                                                                (Dollars in Thousands)
     Interest income:
        Loans                                    $        4,806     $          446     $        5,252
        Investment securities                               (16)                 9                 (7)
        Interest earning deposits with banks                368                177                545
                                                 --------------     --------------     --------------

                  Total interest income                   5,158                632              5,790
                                                 --------------     --------------     --------------
     Interest expense:
        Deposits                                          2,651                463              3,114
        Borrowings                                          417                 39                456
                                                 --------------     --------------     --------------
                  Total interest expense                  3,068                502              3,570
                                                 --------------     --------------     --------------

     Net interest income                         $        2,090     $          130     $        2,220
                                                 ==============     ==============     ==============

                        LIQUIDITY AND CAPITAL RESOURCES

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Bank's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposit growth and borrowings from the Federal Home Loan Bank are presently the main sources of the Bank's liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments.

As of December 31, 2000, liquid assets (cash due from banks, interest-earning bank deposits, and investment securities available for sale) were approximately $28.0 million, which represents 19.8% of total assets and 21.8% of total deposits and borrowings. Supplementing this liquidity, the Bank has available lines of credit from a correspondent bank of approximately $3.5 million. At December 31, 2000, outstanding commitments to extend credit were $6.1 million and available line of credit balances totaled $20.8 million. Management believes that the combined aggregate liquidity position of the Bank is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

                      American Community Bancshares, Inc.
                     Management's Discussion and Analysis
================================================================================


Certificates of deposit represented 72.7% of the Bank's total deposits at December 31, 2000. The Bank's growth strategy will include efforts focused at increasing the relative volume of transaction deposit accounts. Certificates of deposit of $100,000 or more represented 34.4% of the Bank's total deposits at year-end. These deposits are generally considered rate sensitive, but management believes most of them are relationship-oriented. While the Bank will need to pay competitive rates to retain these deposits at maturity, there are other subjective factors that will determine the Bank's continued retention of those deposits.

Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC and the Federal Reserve, the primary regulators of the Bank and Bancshares, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with these guidelines. At December 31, 2000, both Bancshares and the Bank maintained capital levels exceeding the minimum levels for "well capitalized" bank holding companies and banks.

                    IMPACT OF INFLATION AND CHANGING PRICES

A commercial bank has an asset and liability composition that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor, which may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

                          FORWARD-LOOKING INFORMATION

This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Bancshares that are subject to various factors, which could cause actual results to differ materially from those estimates. Factors, which could influence the estimates, include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

                        [LETTERHEAD OF DIXON ODOM PLLC]


                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
American Community Bancshares, Inc. and Subsidiary
Monroe, North Carolina


We have audited the accompanying consolidated balance sheets of American Community Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Community Bancshares, Inc. and Subsidiary at December 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Sanford, North Carolina
February 9, 2001

AMERICAN COMMUNITY BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 1999
================================================================================

ASSETS                                                              2000                1999
                                                              --------------       --------------
Cash and due from banks                                       $    3,769,082       $    1,809,053
Interest-earning deposits with banks                              24,098,989            8,468,104
Investment securities available for sale at fair value               151,547                    -
Loans (Note D)                                                   109,444,184           59,306,451
Allowance for loan losses (Note D)                                (1,385,000)            (813,000)
                                                              ---------------      --------------
                                           NET LOANS             108,059,184           58,493,451
Loans held for sale                                                        -            1,072,261
Accrued interest receivable                                          663,381              299,000
Bank premises and equipment (Note E)                               4,585,252            2,844,358
Federal Home Loan Bank stock, at cost                                250,000              250,000
Other assets                                                         258,612              357,880
                                                              --------------       --------------

                                        TOTAL ASSETS          $  141,836,047       $   73,594,107
                                                              ==============       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Demand                                                     $   12,171,605       $    7,308,760
   Savings                                                         1,764,546              888,949
   Money market and NOW                                           19,331,451           11,018,250
   Time (Note F)                                                  88,780,108           35,771,251
                                                              --------------       --------------
                                      TOTAL DEPOSITS             122,047,710           54,987,210

Advances from Federal Home Loan Bank (Note G)                      5,000,000            5,000,000
Capital lease obligation (Note H)                                  1,701,668            1,700,000
Accrued expenses and other liabilities                               596,715              354,377
                                                              --------------       --------------

                                   TOTAL LIABILITIES             129,346,093           62,041,587
                                                              --------------       --------------

Stockholders' Equity (Notes L and O)
   Common stock, 2000, $1 par value, 10,000,000
      shares authorized, 1,613,133 issued and in
      the process of issuance; 1999, $5 par value,
      10,000,000 shares authorized; 1,492,063 shares
      issued and outstanding                                       1,613,133            7,460,315
   Additional paid-in capital                                     12,012,419            5,121,344
   Accumulated deficit                                            (1,137,145)          (1,029,139)
   Accumulated other comprehensive income                              1,547                    -
                                                              --------------       --------------

                          TOTAL STOCKHOLDERS' EQUITY              12,489,954           11,552,520
                                                              --------------       --------------
Commitments (Notes H, I and M)

                               TOTAL LIABILITIES AND
                                STOCKHOLDERS' EQUITY          $  141,836,047       $   73,594,107
                                                              ==============       ==============

See accompanying notes.

AMERICAN COMMUNITY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2000 and  1999
================================================================================

                                                               2000                1999
                                                       ------------------   ------------------
INTEREST INCOME
   Loans                                               $       8,313,909    $        3,062,029
   Investments                                                    21,874                28,690
   Interest-earning deposits with banks                          911,139               366,128
                                                       -----------------    ------------------

                          TOTAL INTEREST INCOME                9,246,922             3,456,847
                                                       -----------------    ------------------

INTEREST EXPENSE
   Money market, NOW and savings deposits                        604,368               237,536
   Time deposits                                               3,907,665             1,160,029
   Borrowings                                                    482,414                26,135
                                                       -----------------    ------------------

                         TOTAL INTEREST EXPENSE                4,994,447             1,423,700
                                                       -----------------    ------------------

                            NET INTEREST INCOME                4,252,475             2,033,147

PROVISION FOR LOAN LOSSES (Note D)                               636,339               742,000
                                                       -----------------    ------------------

                      NET INTEREST INCOME AFTER
                      PROVISION FOR LOAN LOSSES                3,616,136             1,291,147
                                                       -----------------    ------------------

NON-INTEREST INCOME
   Service charges on deposit accounts                           538,688               148,964
   Mortgage operations                                           190,220               340,427
   Factoring operations                                          126,952                 1,199
   Other                                                          57,735                 2,418
                                                       -----------------    ------------------

                      TOTAL NON-INTEREST INCOME                  913,595               493,008
                                                       -----------------    ------------------

NON-INTEREST EXPENSE
   Salaries and employee benefits                              2,242,707             1,287,396
   Occupancy and equipment                                       850,806               513,211
   Other (Note K)                                              1,544,224               883,657
                                                       -----------------    ------------------

                     TOTAL NON-INTEREST EXPENSE                4,637,737             2,684,264
                                                       -----------------    ------------------

                       LOSS BEFORE INCOME TAXES                 (108,006)             (900,109)

INCOME TAXES (Note J)                                                  -                     -
                                                       -----------------    ------------------

                                       NET LOSS        $        (108,006)   $         (900,109)
                                                       =================    ==================

                          BASIC AND DILUTED NET
                          LOSS PER COMMON SHARE        $            (.07)   $             (.60)
                                                       =================    ==================

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING, BASIC AND DILUTED                              1,492,063             1,492,063
                                                       =================    ==================

See accompanying notes.

AMERICAN COMMUNITY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2000 and 1999
================================================================================

                                                                                           Accumulated
                                                           Additional                         other
                                      Common stock           paid-in        Accumulated   comprehensive        Total
                               -------------------------
                                  Shares       Amount        capital        (deficit)         income           equity
                               -----------  ------------   ------------    --------------   ----------     --------------
Balance, January 1, 1999         1,243,385  $  6,216,925   $  6,364,734    $   (129,030)    $        -     $ 12,452,629

Net loss                                 -             -              -        (900,109)             -         (900,109)

Common stock issued
 pursuant to 20% stock
 dividend                          248,678     1,243,390     (1,243,390)              -              -                -
                               -----------  ------------   ------------    ------------     ----------     ------------

Balance, December 31, 1999       1,492,063     7,460,315      5,121,344      (1,029,139)             -       11,552,520

Comprehensive loss:
 Net loss                                -             -              -        (108,006)             -         (108,006)
 Unrealized holding gains on
  available-for-sale securities          -             -              -               -          1,547            1,547
                                                                                                           ------------
Total comprehensive loss                                                                             -         (106,459)
                                                                                                           ------------

Formation of American
 Community Bancshares, Inc.
 (Note A)                                -    (5,968,252)     5,968,252               -              -                -

Common stock in the process
 of issuance                       121,070       121,070        922,823               -              -        1,043,893
                               -----------  ------------   ------------    ------------  -------------     ------------

Balance, December 31, 2000       1,613,133  $  1,613,133   $ 12,012,419    $ (1,137,145) $       1,547     $ 12,489,954
                               ===========  ============   ============    ============  =============   ==============

See accompanying notes.

AMERICAN COMMUNITY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000 and 1999

===================================================================================================================

                                                                                    2000                1999
                                                                             ------------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                  $         (108,006)  $        (900,109)
   Adjustments to reconcile net loss to net
      cash provided (used) by operating activities:
       Depreciation and amortization                                                    325,294             159,375
       Provision for loan losses                                                        636,339             742,000
       (Increase) decrease in loans held for sale                                     1,072,261          (1,072,261)
       Interest added to capital lease obligation                                         1,668                   -
       Change in assets and liabilities:
         Increase in accrued interest receivable                                       (364,381)           (235,025)
         (Increase) decrease in other assets                                             99,268            (276,667)
         Increase in accrued expenses and other liabilities                             242,338             132,077
                                                                             ------------------   -----------------

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                      1,904,781          (1,450,610)
                                                                             ------------------   -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of investment securities                                                  (150,000)                  -
   Net increase in loans from originations and repayments                           (50,202,072)        (54,526,607)
   Purchases of bank premises and equipment                                          (2,066,188)           (829,151)
   Purchase of Federal Home Loan Bank stock                                                   -            (212,600)
                                                                             ------------------   -----------------

                                    NET CASH USED BY INVESTING ACTIVITIES           (52,418,260)        (55,568,358)
                                                                             -------------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand deposits                                                   14,051,643          16,182,141
   Net increase in time deposits                                                     53,008,857          31,127,160
   Advances from Federal Home Loan Bank                                                       -           5,000,000
   Proceeds from common stock subscribed, net                                         1,043,893                   -
                                                                             ------------------   -----------------

                                NET CASH PROVIDED BY FINANCING ACTIVITIES            68,104,393          52,309,301
                                                                             ------------------   -----------------

                                               NET INCREASE (DECREASE) IN
                                                CASH AND CASH EQUIVALENTS            17,590,914          (4,709,667)

CASH AND CASH EQUIVALENTS, BEGINNING                                                 10,277,157          14,986,824
                                                                             ------------------   -----------------

                                        CASH AND CASH EQUIVALENTS, ENDING    $       27,868,071   $      10,277,157
                                                                             ==================   =================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION

      Interest paid                                                          $        4,637,053   $       1,296,448
                                                                             ==================   =================

      Income taxes paid                                                      $                -   $               -
                                                                             ==================   =================

SUPPLEMENTAL DISCLOSURE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES
     Acquisition of bank premises and equipment through
        obligation under capital lease                                       $                -   $       1,700,000
                                                                             ==================   =================

See accompanying notes.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
===============================================================================

NOTE A - ORGANIZATION AND OPERATIONS

In April 2000, American Community Bancshares, Inc. ("Bancshares") was formed as a holding company for American Community Bank. Upon formation, one share of Bancshares' $1 par value common stock was exchanged for each of the then outstanding 1,492,063 shares of American Community Bank's $5 par value common stock. Bancshares currently has no operations and conducts no business on its own other than owning American Community Bank.

American Community Bank (the "Bank") was incorporated on November 13, 1998 and began banking operations on November 16, 1998. The Bank is engaged in general commercial and retail banking in Union and Mecklenburg County, North Carolina, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of American Community Bancshares, Inc. and American Community Bank, together referred to as the "Bank." All significant inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

Cash Equivalents

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "cash and due from banks" and "interest-earning deposits with banks."

Securities Held to Maturity

Bonds and notes for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
===============================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities Available for Sale

Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write- downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. The provision for loan losses is based upon management's best estimate of the amount needed to maintain the allowance for loan losses at an adequate level. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
===============================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of the current status of the portfolio, historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Because American Community Bank has been in existence for a relatively short time, and therefore has a limited history, management has also considered in applying its analytical methodology the loss experience and allowance levels of other community banks. Management segments the loan portfolio by loan type in considering each of the aforementioned factors and their impact upon the level of the allowance for loan losses.

Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require American Community Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the shorter of the estimated useful lives of the assets or, for those assets leased under capital leases, the lease term which is 30 years for buildings and 3 to 7 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
===============================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Per Share Results

During 1999, the Bank paid a 20% stock dividend. Basic and diluted net loss per common share have been computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period after retroactively adjusting for the stock dividend.

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and are determined using the treasury stock method. The Bank's outstanding stock options did not have a dilutive effect on the computation of earnings per share; therefore, for 2000 and 1999, basic and diluted earnings per share are the same amounts.

Federal Home Loan Bank Stock

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
===============================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In July 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring balance sheet recognition of all derivative instruments at fair value. SFAS No. 133, was subsequently amended by SFAS No. 137 in June 1999 and by SFAS No. 138 in June 2000. The statement, as amended, specifies that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to offset related results on hedged items in the income statement. The statement is effective for fiscal years beginning after June 15, 2000. The adoption of this statement did not materially affect the Company's financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassification in the balance sheet of assets pledged under certain conditions. Management anticipates that this statement will not materially affect the Company's financial statements.

Reclassifications

Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation. The reclassifications had no effect on net loss or stockholders' equity as previously reported.

NOTE C - INVESTMENT SECURITIES

Investment securities consist of the following at December 31, 2000:

                                                                    Gross              Gross           Estimated
                                                Amortized        Unrealized         Unrealized          Market
                                                  Cost              Gains             Losses             Value
                                             --------------    ---------------    --------------     --------------
Available for sale:
    Debt security:
      Federal agency securities              $      150,000    $         1,547    $            -     $      151,547
                                             ==============    ===============    ==============     ==============

The above debt security bears interest at 6.75% and matures in 2002.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================



NOTE D - LOANS

Following is a summary of loans at December 31, 2000 and 1999:

                                                            2000                               1999
                                             ---------------------------------   ----------------------------------
                                                 Amount            Percent            Amount            Percent
                                             --------------    ---------------   ---------------    ---------------

         Real estate - mortgage loans        $   55,728,808           51.57%     $    27,975,255           47.83%
         Home equity lines of credit              9,693,846            8.97%           3,865,430            6.61%
         Commercial and industrial

             loans                               35,673,375           33.01%          22,730,439           38.86%
         Loans to individuals                     8,348,155            7.73%           4,735,327            8.09%
                                             --------------    -------------     ---------------    ------------

         Subtotal                               109,444,184          101.28%          59,306,451          101.39%
         Allowance for loan losses                1,385,000            1.28%             813,000            1.39%
                                             --------------    -------------     ---------------    ------------

         Total                               $  108,059,184          100.00%     $    58,493,451          100.00%
                                             ==============    =============     ===============    ============


The following table sets forth the contractual maturity of loans at December 31, 2000:

                                                                Greater than
                                                One Year          One Year           More Than
                                                 Or Less       Through 5 Years        5 Years            Total
                                             --------------    ---------------   ---------------    ---------------

         Real estate - mortgage loans        $   23,394,580    $   30,321,844    $     2,012,384    $    55,728,808
         Home equity lines of credit                      -        20,941,220          9,693,846          9,693,846
         Commercial and industrial

             loans                               14,293,715         5,797,510            438,440         35,673,375
         Loans to individuals                     2,459,385                               91,260          8,348,155
                                             --------------    --------------    ---------------    ---------------

         Total                               $   40,147,680    $   57,060,574    $    12,235,930    $   109,444,184
                                             ==============    ==============    ===============    ===============

The following table sets forth loans with fixed and variable rates having contractual maturities greater than one year at December 31, 2000:

         Fixed rate                                            $   41,725,788
         Variable rate                                             27,570,716
                                                               --------------
                                                               $   69,296,504
                                                               ==============

Loans are primarily made in Union and Mecklenburg County, North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by the local economic conditions.

There were $158,075 and $0 of nonaccrual, restructured or impaired loans at December 31, 2000 and 1999, respectively.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================


NOTE D - LOANS (Continued)

The Bank has granted loans to certain directors and executive officers of the Bank and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management's opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their related interests follows:

         Loans to directors and officers as a group at January 1, 2000                  $     5,843,211
         Disbursements during year ended December 31, 2000                                    4,025,801
         Amounts collected during year ended December 31, 2000                                5,163,706
                                                                                        ---------------

         Loans to directors and officers as a group at December 31, 2000                $     4,705,306
                                                                                        ===============


At December 31, 2000, the Bank had pre-approved but unused lines of credit totaling $270,626 to directors, executive officers and their related interests.

An analysis of the allowance for loan losses follows:

                                                                            2000              1999
                                                                       --------------   ---------------

         Balance at beginning of period                                $      813,000   $        71,000
                                                                       --------------   ---------------

         Provision charged to operations                                      636,339           742,000
                                                                       --------------   ---------------

         Charge-offs                                                           64,339                 -
         Recoveries                                                                 -                 -
                                                                       --------------   ---------------

         Net charge-offs                                                       64,339                 -
                                                                       --------------   ---------------

         Balance at end of period                                      $    1,385,000   $       813,000
                                                                       ==============   ===============

NOTE E - BANK PREMISES AND EQUIPMENT

Following is a summary of bank premises and equipment at December 31, 2000 and 1999:

         Buildings and leasehold improvements                          $    3,542,419   $     1,996,792
         Furniture and equipment                                            1,540,180         1,019,619
                                                                       --------------   ---------------
                                                                            5,082,599         3,016,411
         Less accumulated depreciation and amortization                      (497,347)         (172,053)
                                                                       ---------------  ---------------

         Total                                                         $    4,585,252   $     2,844,358
                                                                       ==============   ===============

Depreciation and amortization amounting to $325,294 for the year ended December 31, 2000 and $159,375 for the year ended December 31, 1999 is included in occupancy and equipment expense.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================


NOTE F - DEPOSITS

Time deposits in denominations of $100,000 or more were $41,992,074 and $17,205,572 at December 31, 2000 and 1999, respectively.

At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

                                         Less than      $100,000
                                         $100,000        or more        Total
                                       ------------   ------------  ------------

         2001                          $ 44,209,692   $ 39,366,694  $ 83,576,386
         2002                             2,388,126      1,927,323     4,315,449
         2003                               115,918        698,057       813,975
         2004                                74,298              -        74,298
                                       ------------   ------------  ------------

         Total                         $ 46,788,034   $ 41,992,074  $ 88,780,108
                                       ============   ============= ============


NOTE G - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta consisted of the following at December 31, 2000:

         6.76% due on March 30, 2001                  $  5,000,000
                                                      ============

Pursuant to collateral agreements with the Federal Home Loan Bank, advances are secured by specific qualifying first mortgage loans with carrying amounts of $8,600,188 at December 31, 2000.

The Bank also has an available line of credit totaling $3.5 million from a correspondent bank at December 31, 2000.

NOTE H - LEASES

Operating Leases

The Bank has entered into operating leases for the land on which its main office is located and for other branch facilities. These leases have terms from five to thirty years. Future rentals under these leases are as follows:

         2001                                                       $    257,935
         2002                                                            247,847
         2003                                                            241,775
         2004                                                            245,500
         2005                                                            192,294
         Thereafter                                                    2,787,689
                                                                    ------------

         Total                                                      $  3,973,040
                                                                    ============

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE H - LEASES (Continued)

Capital Lease Obligation

The Bank leases its main office facility under a capitalized lease. Leases that meet the criteria for capitalization under generally accepted accounting principles are recorded as assets and the related obligations are reflected as obligations under capital leases on the accompanying balance sheets. Amortization of property under capital lease is included in depreciation expense. Included in premises and equipment at December 31, 2000 is $1.7 million as the capitalized cost of the Bank's main office.

At December 31, 2000, aggregate future minimum lease payments due under this capital lease obligation are as follows:

         2001                                           $   138,372
         2002                                               138,372
         2003                                               138,372
         2004                                               138,372
         2005                                               148,057
         Thereafter                                       4,109,140
                                                        -----------
         Total minimum lease payments                     4,810,685
         Less amount representing interest               (3,109,017)
                                                        -----------

         Present value of net minimum lease payments    $ 1,701,668
                                                        ===========

Both the operating and capital leases regarding the Bank's main office discussed above are leased from a director. Prior to the main facility being completed in November 1999, the Bank leased land for its temporary banking facility from that same director. During 1999, total lease payments of $55,975 were paid to this director under this lease.

NOTE I - OTHER COMMITMENTS AND CONTRACTS

The Bank has entered into a non-cancelable contract with a third party for data processing services. The estimated future minimum payments required under this contract for the years ending December 31 are as follows:

         2001                                           $  221,000
         2002                                              238,000
         2003                                              264,000
                                                        ----------

         Total                                          $  723,000
                                                        ==========

The above future payments are based upon the anticipated future growth of the Bank and can therefore vary from the above estimates in any year.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE J - INCOME TAXES

No income tax provision is included in operating results for 2000 and 1999 because net deferred tax assets have been offset by increases to the valuation allowance established to fully reserve future tax benefits for which realization is not likely. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Income tax expense is reconciled to the amount computed by applying the federal statutory tax rate of 34% to loss before income taxes as follows:

                                                                  2000             1999
                                                             ------------     ------------
     Benefit computed at statutory rate of 34%               $   (37,000)     $   (306,000)
     Effect of state income taxes                                 (5,000)          (44,000)
     Other                                                        10,000             8,000
     Increase in deferred tax asset valuation allowance           32,000           342,000
                                                             -----------      ------------

     Total deferred tax assets                               $         -      $          -
                                                             ===========      ============

Significant components of deferred taxes at December 31, 2000 and 1999:

                                                                 2000            1999
                                                             ----------       -----------
     Deferred tax assets:
       Allowance for loan losses                             $  421,000       $   251,000
       Pre-opening costs and expenses                           186,000           251,000
       Net operating loss carryforwards                         170,000           225,000
       Capital lease                                             19,000                 -
       Other                                                      4,000                 -
                                                             ----------       -----------
          Total deferred tax assets                             800,000           727,000
       Valuation allowance                                     (732,000)         (700,000)
                                                             ----------       -----------
          Net deferred tax assets                                68,000            27,000
     Deferred tax liabilities:
       Premises and equipment                                   (68,000)          (27,000)
                                                             ----------       -----------

          Net recorded deferred tax assets                   $        -       $         -
                                                             ==========       ===========

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE K - OTHER NON-INTEREST EXPENSE

The major components of other non-interest expense for the years ended December 31, 2000 and 1999 are as follows:

                                                                   2000              1999
                                                              --------------   ---------------
         Postage, printing and office supplies                $      293,221   $       165,280
         Advertising and promotion                                   237,974           169,641
         Travel, meals, dues and subscriptions                       165,431           132,568
         Telephone                                                    60,720            37,585
         Other                                                       329,561           128,806
         Data processing and technology                              228,592           110,791
         Professional fees and contracted services                   228,725           138,986
                                                              --------------   ---------------

         Total                                                $    1,544,224   $       883,657
                                                              ==============   ===============

NOTE L - REGULATORY MATTERS

The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 2000 and 1999, the Bank exceeds all capital adequacy requirements to which it is subject, as set forth below:

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE L - REGULATORY MATTERS (Continued)

                                                                                                  To be well
                                                                    For capital            capitalized under prompt
                                        Actual                   adequacy purposes       corrective action provisions
                             ---------------------------   ---------------------------   ----------------------------
As of December 31, 2000:        Amount          Ratio         Amount          Ratio          Amount          Ratio
                             ------------   ------------   ------------   ------------   -------------   ------------
                                                             (Dollars in thousands)
   Total Capital (to Risk-
      Weighted Assets)       $   12,830         10.83%    *  $  9,480   *     8.0%       *  $ 11,850     *    10.0%

   Tier I Capital (to Risk-
      Weighted Assets)           11,445          9.66%    *     4,740   *     4.0%       *     7,110     *     6.0%

   Tier I Capital (to
      Average Assets)            11,445         13.10%    *     3,493   *     4.0%       *     4,366     *     5.0%

                                                                                                  To be well
                                                                    For capital            capitalized under prompt
                                        Actual                   adequacy purposes       corrective action provisions
                             ---------------------------   ---------------------------   ----------------------------
As of December 31, 1999:        Amount          Ratio         Amount          Ratio          Amount          Ratio
                             ------------   ------------   ------------   ------------   -------------   ------------
                                                            (Dollars in thousands)
   Total Capital (to Risk-
      Weighted Assets)       $   12,365         19.53%    *  $  5,065   *     8.0%       *  $  6,331     *    10.0%

   Tier I Capital (to Risk-
      Weighted Assets)           11,552         18.25%    *     2,532   *     4.0%       *     3,798     *     6.0%

   Tier I Capital (to
      Average Assets)            11,552         18.52%    *     2,495   *     4.0%       *     3,118     *     5.0%

* More than or Equal to


NOTE M - OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE M - OFF-BALANCE SHEET RISK (Continued)

A summary of the contract amounts of the Bank's exposure to off-balance sheet risk as of December 31, 2000 is as follows:

         Financial instruments whose contract amounts represent credit risk:
             Commitments to extend credit                                        $  6,120,000
             Undisbursed lines of credit                                           13,236,000
             Undisbursed portion of construction loans                              7,523,000

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments for which fair value disclosures are required include cash and due from banks, interest-earning deposits with banks, loans held for sale, loans, Federal Home Loan bank stock, deposit accounts, and advances from Federal Home Loan Bank. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks and Interest-earning Deposits with Banks

     The carrying amounts for cash and due from banks and interest-earning deposits with banks approximate fair value because of the short maturities of those instruments.

Investment Securities

     Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans Held for Sale

     Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Loans

     For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Federal Home Loan Bank Stock

     The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Deposits

     The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for instruments of similar remaining maturities.

Advances from Federal Home Loan Bank

     The fair value of advances from the Federal Home Loan Bank is based upon the discounted value when using current rates at which borrowings of similar maturity could be obtained.

Financial Instruments with Off-Balance Sheet Risk

     With regard to financial instruments with off-balance sheet risk discussed in Note M, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at December 31, 2000 and 1999:

                                                2000                          1999
                                     ---------------------------   ---------------------------
                                       Carrying      Estimated       Carrying      Estimated
                                        amount       fair value      amount        fair value
                                     -------------  ------------   ------------   ------------
Financial assets:
    Cash and due from banks          $  3,769,082   $  3,769,082   $  1,809,053   $  1,809,053
    Interest-earning deposits with
       banks                           24,098,989     24,098,989      8,468,104      8,468,104
    Investment securities                 151,547        151,547           --             --
    Loans                             108,059,184    107,942,417     58,493,451     58,238,000
    Loans held for sale                        --             --      1,072,261      1,072,261
    Federal Home Loan Bank stock          250,000        250,000        250,000        250,000

Financial liabilities:
    Deposits                          122,047,710    119,161,993     54,987,210     52,854,000
    Advances from Federal Home
       Loan Bank                        5,000,000      4,999,000      5,000,000      5,010,000

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE O - EMPLOYEE AND DIRECTOR BENEFIT PLANS

401(k) Retirement Plan

The Bank has adopted a 401(k) retirement plan that covers all eligible employees. The Bank matches contributions of 3.0% of each employee's salary. Contributions are funded when accrued. Expenses totaled $35,351 for the year ended December 31, 2000 and $21,776 during the year ended December 31, 1999.

Stock Option Plans

During 1999 the Bank adopted, with shareholder approval, an Employee Stock Option Plan (the "Employee Plan") and a Director Stock Option Plan (the "Director Plan"). Each plan makes available options to purchase 149,206 shares of the Bank's common stock for an aggregate number of common shares reserved for options of 298,412. The weighted-average exercise price of all options granted to date is $9.19. The options granted under the Director Plan vested immediately at the time of grant, while the options granted under the Employee Plan vest over a five-year period. All unexercised options expire ten years after the date of grant. A summary of the Bank's option plans as of and for the years ended December 31, 2000 and 1999, after retroactively adjusting for the stock dividend paid in 1999, is as follows:

                                                                        Outstanding Options
                                                                  ------------------------------
                                                     Shares                           Weighted
                                                    available                          average
                                                   for future         Number          exercise
                                                     grants         outstanding         price
                                                  -------------   --------------   -------------
At adoption                                             298,412                -   $            -
   Options granted                                     (298,412)         298,412             9.19
   Options exercised                                          -                -                -
   Options forfeited                                          -                -                -
                                                 --------------   --------------   --------------

At December 31, 1999                                          -          298,412             9.19
   Options granted                                            -                -                -
   Options exercised                                          -                -                -
   Options forfeited                                          -                -                -
                                                 --------------   --------------   --------------

At December 31, 2000                                          -          298,412   $         9.19
                                                 ==============   ==============   ==============

At December 31, 2000, there were 179,047 exercisable options with a weighted average exercise price of $9.18. At December 31, 1999, there were 149,206 exercisable options with a weighted average exercise price of $9.17.

No compensation cost is recognized by the Company when stock options are granted because the exercise price equals the market price of the underlying common stock on the date of grant. If the Bank had used the fair value-based method of accounting for stock options for 2000 and 1999, its pro forma net loss and net loss per common share would have been $177,000 and $.12, respectively, in 2000 and $1.3 million and $.87, respectively, in 1999. Fair values were estimated on the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 4.75%, a dividend yield of 0%, volatility of 5.0%, and an expected life of five years.

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999
================================================================================

NOTE O - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employment Agreement

The Bank has entered into an employment agreement with its chief executive officer to ensure a stable and competent management base. The agreement provides for a five-year term, but the agreement may be extended for an additional year at the end of the initial term and annually thereafter. The agreement provides for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's right to receive certain vested rights, including compensation. In the event of a change in control of the Bank and in certain other events, as defined in the agreement, the Bank or any successor to the Bank will be bound to the terms of the contract.

NOTE P - SECONDARY STOCK OFFERING

The Company began a secondary offering of its common stock on October 2, 2000. The offering is for a minimum of 131,575 shares and a maximum of 1,000,000 shares at a price of $9.50 per share. At December 31, 2000, 121,070 shares of the Company's common stock had been sold in the offering. The offering will continue through February 28, 2001.

NOTE Q - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of American Community Bancshares, Inc. as of and for the year ended December 31, 2000:

                  Condensed Statement of Financial Condition

         Assets:
           Cash                                                        $       1,150,165
           Investment in American Community Bank                              11,446,061
                                                                       -----------------

                                                                       $      12,596,226
                                                                       =================
         Liabilities and Stockholders' Equity:
           Liabilities:
              Due to American Community Bank                           $         106,272
                                                                       -----------------

           Stockholders' Equity:
              Common stock                                                     1,613,133
              Additional paid-in capital                                      12,012,419
              Retained deficit                                                (1,137,145)
              Accumulated other comprehensive income                               1,547
                                                                       -----------------
              Total stockholders' equity                                      12,489,954
                                                                       -----------------

                                                                       $      12,596,226
                                                                       =================
                        Condensed Statement of Operations

         Equity in earnings (loss) of subsidiary                       $        (108,006)
                                                                       =================

                      AMERICAN COMMUNITY BANCSHARES, INC.
                         MANAGEMENT AND BANK PERSONNEL
================================================================================

                                    Directors

THOMAS J. HALL                              ZEBULON MORRIS, JR. **           DAVID D. WHITLEY
President                                   Chief Executive Officer          President
The Hall Group                              Morris Properties, Inc.          Whitley Mortgage Associates, Inc.
Charlotte, NC                               Mint Hill, NC                    Monroe, NC

LARRY S. HELMS                              L. STEVEN PHILLIPS               H. L. "BEN" WILLIAMS, JR.  **
Owner                                       Chief Executive Officer          Private Investor
Larry S. Helms & Associates                 Charlotte Greencorp, Inc.        Monroe, NC
Monroe, NC                                  Charlotte, NC

RANDY P. HELTON                             ALISON J. SMITH  *               GREGORY N. WYLIE
President and Chief Executive Officer       President                        Chairman - American Community Bank
American Community Bank                     Smith Capital, Inc.              Chief Executive Officer
Monroe, NC                                  Charlotte, NC                    Metro Marketing, Inc.
                                                                             Matthews, NC

KENNETH W. LONG                             CARLTON TYSON  **
Chairman - American Community               Chief Executive Officer
Bancshares, Inc.                            Tyson Group Companies
President - Click Tactics, Inc.             Monroe, NC
Duluth, GA

*   Director of American Community Bancshares, Inc. only
**  Director of American Community Bank only

                                   Officers

RANDY P. HELTON                          DAN R. ELLIS, JR.                      W. RANDY ADCOCK
President and                            Senior Vice President and              Senior Vice President
Chief Executive Officer                  Secretary                              Monroe City Executive
                                         Chief Financial Officer

W. FARRELL RICHARDSON                    RICHARD M. COCHRANE                    DONALD A. SINGLETON
Senior Vice President                    Senior Vice President                  Senior Vice President and
Regional Business Development Officer    Matthews-Mint Hill City Executive      Chief Credit Officer

JEFF N. COLEY                            STEVEN L. BARNES                       MARY MARGARET NANCE
Senior Vice President                    Senior Vice President                  Senior Vice President
Marshville City Executive                Indian Trail City Executive            Bank Operations & Compliance Officer

ANN A. WILLIAMS                          ANGELA S. HELMS                        R. DWIGHT HENRY
Vice President - Operations              Vice President - Branch Manager        Senior Vice President
Monroe Main Office                       Monroe Main Office                     Mt. Island City Executive

                      AMERICAN COMMUNITY BANCSHARES, INC.
                          MARKET FOR THE COMMON STOCK
================================================================================

The Common Stock of American Community Bancshares, Inc. is listed for trading on the NASDAQ Small Cap Market under the symbol "ACBA". Wachovia Securities, Scott and Stringfellow and Trident Securities are market makers. The table below lists the high and low prices at which trades were completed during each quarter. The Company's Common Stock is considered to be a thinly traded stock with only a few thousand shares traded each quarter.

                                           Low/(1)/    High/(1)/
                                           -------     --------
          1999
          ----
          First Quarter                    $ 7.50      $  9.20
          Second Quarter                     8.30        10.41
          Third Quarter                      9.60        10.80
          Fourth Quarter                    10.00        12.50

          2000
          ----
          First Quarter                    $ 9.65      $ 13.00
          Second Quarter                     8.25        10.87
          Third Quarter                      7.00         9.44
          Fourth Quarter                     8.00       10.125


/(1)/ The prices quoted above have been adjusted to reflect a 20% stock dividend paid in December 1999.

As a newly chartered bank, the Bank is prohibited from paying cash dividends for its first three years of operation without the permission of the North Carolina Commissioner of Banks.

                      AMERICAN COMMUNITY BANCSHARES, INC.
                            AMERICAN COMMUNITY BANK
                         GENERAL CORPORATE INFORMATION
================================================================================

                               OFFICE LOCATIONS

Main Office:                             Wal-Mart Superstore Office:              Indian Trail Office:
2593 West Roosevelt Blvd.                2406 West Roosevelt Blvd.                13860 E. Independence Blvd.
Post Office Box 5035                     Monroe, NC 28110                         Post Office Box 1470
Monroe, NC 28111-5035                    (704) 226-0696 Telephone                 Indian Trail, NC 28079
(704) 225-8444 Telephone                 (704) 226-9716 Facsimile                 (704) 821-1014 Telephone
(704) 225-8445 Facsimile                                                          (704) 821-1021 Facsimile

Marshville Office:                       Mortgage & Factoring Office:             Sunset Office:
7001 East Marshville Blvd.               2593 W. Roosevelt Blvd.                  120 East Sunset Drive
Marshville, NC 28103                     Post Office Box 5035                     Monroe, NC 28110
(704) 624-4800 Telephone                 Monroe, NC 28111-5035                    (704) 225-1967 Telephone
(704) 624-1964 Facsimile                 (704) 225-8444 Telephone                 (704) 225-9767 Facsimile
                                         (704) 225-8445 Facsimile

Matthews-Mint Hill Office:                                                        Mt. Island Office:
7200 Matthews-Mint Hill Road                                                      3500 Mt. Holly-Huntersville Rd
Charlotte, NC 28227                                                               Charlotte, NC 28216
(704) 573-6547 Telephone                                                          (704) 395-9900 Telephone
(704) 573-6553 Facsimile                                                          (704) 395-9800 Facsimile

                       Regulatory and Securities Counsel

                            Gaeta & Glesener, P.A.
                             808 Salem Woods Drive
                                   Suite 201
                               Raleigh, NC 27615
                           (919) 845-2558 Telephone
                           (919) 518-2146 Facsimile


Stock Transfer Agent                                   Independent Auditors

Registrar and Transfer Company                         Dixon Odom PLLC
10 Commerce Drive                                      Post Office Box 70
Cranford, NJ 07016                                     Sanford, NC 27331-0070
(800) 456-0596

Annual Shareholders' Meeting

The Annual Meeting of the shareholders of American Community Bancshares, Inc. will be held at 10:00 a.m., Tuesday, April 17, 2001, at the American Community Bank, 2593 West Roosevelt Boulevard, Monroe, NC 28110.

Form 10-KSB

Copies of American Community Bancshares' Annual Report filed on Form 10-KSB with the Securities and Exchange Commission may be obtained by shareholders at no charge by writing: Dan R. Ellis, Jr., Secretary, American Community Bancshares, Inc., Post Office Box 5035, Monroe, North Carolina 28111-5035.